SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 27, 2006


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


           0-10394                                          91-0864123
  (Commission File Number)                    (IRS Employer Identification No.)


   6464 185th Ave. N.E., Redmond, WA                                      98052
 (Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on July 27, 2006 follows:


Data I/O Corporation
6464 185TH Ave. N.E., Suite 101
Redmond, WA 98052
Tel:(425) 881-6444
Fax:(425) 881-6856

For information please contact:

Joel Hatlen                                        Deb Stapleton
VP, Finance and Chief Financial Officer            Stapleton Communications Inc.
Data I/O Corporation                               (650) 470-0200
(425) 881-6444                                     deb@stapleton.com


            DATA I/O ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Redmond, Wash., July 27, 2006 - Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the second quarter ended June 30, 2006.

Revenues for the second quarter of 2006 were $7.2 million, up 12 percent over the $6.4 million reported in the first quarter of 2006 and up 8 percent from the $6.6 million recorded in the second quarter of 2005. Order bookings were $7.3 million, compared with $7.1 million in the first quarter of 2006 and $6.6 million in the second quarter of 2005. For the first half of 2006, orders were $14.4 million, up 14 percent from the $12.6 million recorded in the first half of 2005. Backlog increased $200,000 to $2.1 million at the end of the second quarter. Gross margins in the second quarter of 2006 were 52.3 percent, compared with 53.2 percent in the prior quarter. The lower gross margin percentage is primarily due to a less favorable product mix shift, lower average selling prices, and labor and overhead variances.

In accordance with U.S. generally accepted accounting principles (GAAP), net loss in the second quarter of 2006 was $398,000 or a net loss of $0.05 per share, compared with a net loss of $512,000, or a net loss of $0.06 per share in the first quarter of 2006. In the second quarter of 2005, the company reported net income of $53,000 or $0.01 per share.

Research and development expenses were up substantially due to materials and patent related costs for the newly launched FLX-500. The net loss per share in the second quarter of 2006 includes $0.01 that resulted from the impact of expensing options under FAS 123(R). The company has cash and investments of $3.7 million at June 30, 2006.

"We were very pleased to see the momentum in new orders driven by new products and by new applications for our FlashCore line. Orders for the new FLX-500 were $600,000 in the second quarter, exceeding our expectations for the first quarter of introduction. We expect revenue to build as we begin to ship units to customers in the third quarter. We also expect R&D expenditures to moderate now that the ImageWriter and FLX-500 are in production." said Fred Hume, president and CEO.

Conference Call Information
A conference call discussing the second quarter 2006 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (773) 681-5826, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (203) 369-1646. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation
Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE(TM), Sprint and UniSite families provide a wide range of device support and versatility to address a user's many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company's website at http://www.dataio.com.



Forward Looking Statement
Statements in this news release concerning future revenues, margins, results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications. The accuracy and completeness of forward-looking statements should not be unduly relied upon. Data I/O is under no duty to update any of these forward-looking statements.



                       - Summary Financial Data Attached -

                              DATA I/O CORPORATION
                       COMPARATIVE STATEMENTS OF EARNINGS
                      (in thousands except per share data)

                                                          Second Quarter                               Six Months Ended
                                              -----------------------------------------       -------------------------------------
                                                                               Percent                                      Percent
                                              6/30/2006       6/30/2005         Change        6/30/2006     6/30/2005        Change
                                              -----------------------------------------       -------------------------------------
Net sales                                           $7,163         $6,642         7.8%            $13,575      $13,379         1.5%
Gross margin                                         3,743          3,933        -4.8%              7,154        7,947       -10.0%
Gross margin as percent of sales                     52.3%          59.2%                           52.7%        59.4%
Operating expenses:
  Research & development                             1,513          1,350        12.1%              2,819        2,687         4.9%
  Selling, general and administrative                2,626          2,378        10.4%              5,266        5,010         5.1%
   Provision for business restructure                    0             55                               0           55
                                                  ---------       ---------                      ---------     ---------
Operating income (loss)                               (396)           150                            (931)         195

Non-operating income (expense):                         24              8                              77            8
                                                  ---------       ---------                      ---------     ---------
Income (loss) from operations before taxes            (372)           158                            (854)         203

Income tax expense (benefit)                            26            105                              55          111
                                                  ---------       ---------                      ---------     ---------

Net income (loss)                                    ($398)           $53                           ($909)         $92
                                                  =========       =========                      =========     =========
Total diluted earnings (loss) per share             ($0.05)         $0.01                          ($0.11)       $0.01

Diluted weighted average shares
outstanding                                          8,415          8,486                           8,401        8,518

                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                                            6/30/2006              12/31/2005
                                                                          ------------            ------------
Cash and cash equivalents                                                      $3,660                  $4,362
Short-term investments                                                              0                     800
Accounts receivable, net                                                        6,298                   6,828
Inventories                                                                     4,805                   3,529
Other current assets                                                              549                     329
Land, building and equipment                                                    2,363                   2,274
Other long-term assets                                                             80                      15
                                                                          ------------            ------------
        Total assets                                                          $17,755                 $18,137
                                                                          ============            ============


Current liabilities                                                            $5,855                  $5,854
Shareholders' equity                                                           11,900                  12,283
                                                                          ------------            ------------
        Total liabilities and shareholders' equity                            $17,755                 $18,137
                                                                          ============            ============

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Data I/O Corporation


July 31, 2006                       By /s/Frederick R. Hume
                                    Frederick R. Hume
                                    President
                                    Chief Executive Officer



                                    By /s/Joel S. Hatlen
                                    Joel S. Hatlen
                                    Vice President - Finance
                                    Chief Financial Officer
                                    Secretary and Treasurer